Certain confidential information contained in this document, marked by brackets [**], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.96
Citi 14000 Citi Cards Way Jacksonville, FL 32258

November 5, 2008

Chordiant Software, Inc.
20400 Stevens Creek Blvd.
Cupertino CA 95014

Attn: Steve Springsteel

Re: Letter Agreement on Terms for Professional Services

Dear Steve:

This Letter Agreement documents certain understandings and agreements made between our companies regarding the continued acquisition of professional services by Citicorp Credit Services, Inc. (“Citi”) from Chordiant Software, Inc. (“Chordiant”) pursuant to the Master Professional Services Agreement, dated April 3, 2006, as amended to date, and the Master Work Order made thereunder, effective July 1, 2008 (collectively, the “Agreements”).

In consideration of the ongoing acquisition of Services, the parties hereto agree as follows:

1.
Effective October 1, 2008, Citi will apply a [**] to the professional services rates for Services acquired from Chordiant pursuant to the Agreements.  Such [**] will be administered via Citi’s NEMS P2P system and resulting payments will reflect the [**] rates.  The [**] will be available to Citi provided that Citi engages not less than [**] Chordiant resources on a full-time basis pursuant to the Agreements.  The [**] will become unavailable to Citi effective upon the first day of any month following the earlier of (i) Citi’s engaging less than such minimum number of resources, or (ii) December 31, 2009.

2.
Following execution of this letter agreement, Citi may acquire an additional [**] hours of Services pursuant to the terms of the Master Work Order at no cost to Citi.  Such Services will be administered via Citi’s NEMS P2P system at a zero dollar ($0) hourly rate.  Citi will pay approved travel expenses for the agreed resources as provided in the Master Work Order.  Any hours provided without charge under this paragraph which are not utilized by March 31, 2009 will no longer be available thereafter for use by Citi.

3.
Upon execution of this Letter Agreement, Chordiant will issue a credit to Citi in the amount of [**] to be applied against Chordiant invoices at Citi’s discretion, for any training programs conducted by Chordiant for Citi between October 1, 2008 and March 31, 2009.  Any portion of this credit not utilized by Citi by March 31, 2009 will no longer be available thereafter for use by Citi.

4.	Both parties agree to execute such change orders or modifications to the Agreements as may be required to incorporate the terms herein.

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Certain confidential information contained in this document, marked by brackets [**], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Citi 14000 Citi Cards Way Jacksonville, FL 32258

Please acknowledge your agreement with the four terms stated above by countersignature in the space provided below.  Return one original fully executed letter to Citi at the address provided below.  Such countersignature and delivery will constitute execution of this Letter Agreement and agreement to the terms herein.

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Certain confidential information contained in this document, marked by brackets [**], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Citi 14000 Citi Cards Way Jacksonville, FL 32258

Citicorp Credit Services, Inc.

By:	/s/ Mark D. Torkos

Title:	CIO NAIT

Date:	11/7/08

Countersigned:

Chordiant Software, Inc.

By:	/s/ Kelly J. Hicks

Title:	VP, Worldwide Field Operations

Date:	11/11/08

Return to:

Donald Clark
Citigroup, Inc.
300 St. Paul Place
Baltimore, MD  21202

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